As filed with the Securities and Exchange Commission on March 2, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Atlas Energy Group, LLC

(Exact name of Registrant as specified in its charter)

Delaware	45-3741247
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Park Place Corporate Center One

1000 Commerce Drive, Suite 400

Pittsburgh, Pennsylvania

(Address of principal executive offices)

Atlas Energy Group, LLC 2015 Long-Term Incentive Plan

(Full title of the plan)

Lisa Washington

Park Place Corporate Center One

1000 Commerce Drive, Suite 400

Pittsburgh, PA 15275

(Name and address of agent for service)

(412) 489-0006

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common units	5,250,000	$8.87	$46,541,250	$5,408.09

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, referred to as the Securities Act, this registration statement also covers an indeterminate number of common units (the “common units”) of Atlas Energy Group, LLC (the “Registrant”) that may be issuable as a result of a stock split, stock dividend or similar transactions under the Atlas Energy Group, LLC 2015 Long-Term Incentive Plan (the “Plan”). 5,250,000 common units are authorized to be issued under the Plan, which became effective on the date of the distribution of all the outstanding common units by Atlas Energy Group, LLC to unitholders of Atlas Energy, L.P.
(2)	Estimated solely for the purpose of calculating the registration fee, based, in accordance with Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), on the average of the high and low prices for the Common Stock in the “when issued” trading market as reported on the New York Stock Exchange on February 27, 2015.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents have been filed by Atlas Energy Group, LLC (the “Registrant”) with the Commission and are incorporated herein by reference:

(a) The Registrant’s effective Registration Statement on Form 10 initially filed with the Commission on November 5, 2014, as amended by Amendment No. 1 filed on December 15, 2014, Amendment No. 2 filed on January 7, 2015, Amendment No. 3 filed on January 23, 2015 and Amendment No. 4 filed on January 30, 2015 (the “Form 10”), each filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b) The Registrant’s Current Reports on Form 8-K as filed with the Commission on February 9, 2015, February 23, 2015, and March 2, 2015; and

(c) The description of the common limited partnership units of the Registrant contained in the Registrant’s Information Statement, filed as exhibit 99.1 to the Form 10, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement, that indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under our limited liability company agreement, in most circumstances, we will indemnify the following persons, by reason of their status as such, to the fullest extent permitted by law, from and against all losses, claims or damages arising out of or incurred in connection with our business:

•	any person who is or was a member, partner, officer, tax matters partner, employee, agent, director, fiduciary or trustee of our company or our subsidiaries, or any affiliate of our company or our subsidiaries;

•	any person who is or was serving at the request of our company or our board of directors as an officer, director, tax matters partner, employee, member, partner, agent, fiduciary or trustee of another person; and

•	any person whom the board of directors designates as an indemnitee for purposes of our limited liability company agreement.

Our indemnification obligation arises only if the indemnified person did not act in bad faith or engage in fraud, willful misconduct or, in the case of a criminal matter, knowledge of the indemnified person’s unlawful conduct.

Any indemnification under these provisions will be only out of our assets. Our limited liability company agreement permits us to purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our limited liability company agreement.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.	EXHIBITS

Exhibit Number	Description

3.1	Third Amended and Restated Limited Liability Company Agreement of Atlas Energy Group, LLC, dated as of February 27, 2105 (previously filed as an exhibit to our Current Report on Form 8-K filed on March 2, 2015).

3.2	Amendment No. 1, dated February 27, 2015, to Third Amended and Restated Limited Liability Company Agreement of Atlas Energy Group, LLC (previously filed as an exhibit to our Current Report on Form 8-K filed on March 2, 2015).

4.1	Atlas Energy Group, LLC 2015 Long-Term Incentive Plan

5.1	Opinion of Wachtell, Lipton, Rosen & Katz

23.1	Consent of Counsel (contained in Exhibit 5.1).

23.2	Consent of Grant Thornton LLP

24.1	Power of Attorney (included on the signature page).

ITEM 9.	UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Pittsburgh, Commonwealth of Pennsylvania, on this 2nd day of March, 2015.

Atlas Energy Group, LLC

By:	/s/ Edward E. Cohen
Name:	Edward E. Cohen
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOWN ALL PERSONS BY THESE PRESENTS, that the persons whose signatures appear below, constitute and appoint Jonathan Z. Cohen and Sean P. McGrath, and each of them, as their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their names, places and steads, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and conforming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on March 2, 2015.

Signature	Title

/s/ Edward E. Cohen	Chief Executive Officer, President and Director (Principal Executive Officer)
Edward E. Cohen

/s/ Jonathan Z. Cohen Jonathan Z. Cohen	Executive Chairman of the Board

/s/ Sean P. McGrath Sean P. McGrath	Chief Financial Officer (Principal Financial Officer)

/s/ Jeffrey M. Slotterback Jeffrey M. Slotterback	Chief Accounting Officer (Principal Accounting Officer)

/s/ Mark C. Biderman Mark C. Biderman	Director

/s/ DeAnn Craig DeAnn Craig	Director

/s/ Dennis A. Holtz Dennis A. Holtz	Director

/s/ Walter C. Jones Walter C. Jones	Director

/s/ Jeffrey F. Kupfer Jeffrey F. Kupfer	Director

/s/ Ellen F. Warren Ellen F. Warren	Director

INDEX TO EXHIBITS

Exhibit Number	Description

3.1	Third Amended and Restated Limited Liability Company Agreement of Atlas Energy Group, LLC, dated as of February 27, 2105 (previously filed as an exhibit to our Current Report on Form 8-K filed on March 2, 2015).

3.2	Amendment No. 1, dated February 27, 2015, to Third Amended and Restated Limited Liability Company Agreement of Atlas Energy Group, LLC (previously filed as an exhibit to our Current Report on Form 8-K filed on March 2, 2015).

4.1	Atlas Energy Group, LLC 2015 Long-Term Incentive Plan

5.1	Opinion of Wachtell, Lipton, Rosen & Katz

23.1	Consent of Counsel (contained in Exhibit 5.1).

23.2	Consent of Grant Thornton LLP

24.1	Power of Attorney (included on the signature page).